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                                                                   EXHIBIT 10.10

                                   AGREEMENT dated as of April 1, 1994
                                   between INTERNATIONAL BUSINESS
                                   MACHINES CORPORATION, A New York
                                   corporation (hereinafter called
                                   IBM), and STAC ELECTRONICS, INC., a
                                   California corporation (hereinafter
                                   called STAC).

        Each of the parties has granted to the other party licenses under certain of its patents for making, using and selling certain IHS Programs as specified in a license agreement between the parties of even date herewith (hereinafter referred to as the "Program Patent License Agreement").

        Each of the parties has the right (as GRANTOR herein) to grant additional licenses to the other party (as GRANTEE herein) under certain patents for making, using and selling additional products and desires to acquire a nonexclusive license under such patents of the other party for making, using and selling additional products.

        Each of the parties expects to continue research and development which will produce further patents and each party may require a nonexclusive license under such patents of the other party.

        In consideration of the premises and mutual covenants herein contained, IBM and STAC agree as follows:

Section 1.     Definitions

1.1 "Information Handling System" shall mean any instrumentality or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.
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1.2     "IHS Hardware Product" shall mean:

1.2.1   one or more Information Handling Systems;

1.2.2 any instrumentality or aggregate of instrumentalities designed for incorporation into an Information Handling System; or

1.2.3   any combination of the foregoing.

1.3 "IHS Program" shall mean a plurality of instructions capable of being executed by an Information Handling System, whether or not such instructions are in a machine-readable form and regardless of the medium in which such "IHS Program" is stored, i.e. disk, tape, Read Only Memory, etc.

1.4 "STAC Program" shall mean an IHS Program which is capable of, and primarily designed for, being executed by a Personal System Product.

1.5 "IBM Licensed Patent Claims" shall mean all claims of all patents, including utility models and including design patents and registrations for type fonts (but not including any other design patents or registrations), other than claims claiming methods for manufacturing integrated circuits, issued or issuing on patent applications entitled to an effective filing date prior to April 1, 1999, under which patents or the applications therefore IBM or any of its Subsidiaries now has the right to grant licenses to STAC of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by IBM or its Subsidiaries to third parties (except for payments between IBM and Subsidiaries of IBM, and payments to third parties for inventions made by said third parties while employed by IBM or any of its Subsidiaries). The term "IBM Licensed Patent Claims"


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shall also include the claims of said patent applications and any patent reissuing on any of the aforesaid patents, other than claims claiming methods for manufacturing integrated circuits.

1.6 "IBM Licensed Products" shall mean IHS Hardware Products, except that those portions of IHS Hardware Products made for a third party which incorporates said third party's design for Lossless Data Compression and/or Lossless Data Decompression shall not be considered IBM Licensed Products.

1.7 "STAC Licensed Patent Claims" shall mean all claims of all patents, including utility models and including design patents and registrations for type fonts (but not including any other design patents or registrations), issued or issuing on patent applications entitled to an effective filing date prior to April 1, 1999, under which patents or the applications therefor STAC or any of its Subsidiaries now has the right to grant licenses to IBM of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by STAC or its Subsidiaries to third parties (except for payments between STAC and Subsidiaries of STAC, and payments to third parties for inventions made by said third parties while employed by STAC or any of its Subsidiaries). The term "STAC Licensed Patent Claims" shall also include said patent applications and any patent reissuing on any of the aforesaid patents.

1.8 "STAC Licensed Products" shall mean Lossless Data Compression Products, except that those portions of Lossless Data Compression Products made for a third party which incorporate said third party's design for Lossless Data Compression and/or


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Lossless Data Decompression shall not be considered STAC Licensed Products.

1.9     "Subsidiary" shall mean a corporation, company or other entity:

1.9.1 more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

1.9.2 which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.10 "Licensed Patent Claims" shall mean IBM Licensed Patent Claims and STAC Licensed Patent Claims.

1.11 "Personal System Product" shall mean an IHS Product which does not include one or more general or special purpose processing units primarily designed for operating under any of the following IBM operating systems or emulations or follow-on extensions thereof: VM, MVS, VSE, System 360, System 370, System 390 and OS/400.


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1.12    "Lossless Data Compression" shall mean a reducing process by which a contiguous string of digital data is reduced to a shorter string of digital data in a manner intended to permit the recovery, upon application of a recovery process of all of the data so reduced, i.e., without loss of any of the data subject to such reducing process.

1.13 "Lossless Data Decompression" shall mean a recovery process by which a string of digital data that was subjected to Lossless Data Compression is recovered in its entirety, i.e., without loss of any of the data subject to such Lossless Data Compression.

1.14 "Lossless Data Compression Product" shall mean an integrated circuit chip primarily designed for performing Lossless Data Compression and/or Lossless Data Decompression on digital data. Lossless Data Compression Product shall include only those portions of an integrated circuit chip that contribute to the function of Lossless Data Compression and/or Lossless Data Decompression and only those portions of ancillary circuitry on the same chip that perform interfacing to other system components; such components include, but are not limited to, memory, processor units, and other peripheral circuits. Such ancillary circuitry includes register circuits and memory control circuits, but does not include circuitry which performs functions wherein some of the digital data is lost and not recovered following compression and decompression processes.

Section 2.     Licenses

2.1 Subject to the provisions of 2.3, each party (as GRANTOR herein), on behalf of itself and its Subsidiaries, grants to the other party (as GRANTEE herein) a worldwide, irrevocable, fully


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paid-up, nonexclusive license under GRANTOR's Licensed Patent Claims:

2.1.1 to make, use, lease, sell and otherwise transfer GRANTEE's Licensed Products and to practice any method or process involved in the manufacture or use thereof;

2.1.2 in the case of IBM, to combine IBM Licensed Products with IHS Programs licensed pursuant to the Program Patent License Agreement for the duration of said Program Patent License Agreement;

2.1.3 in the case of STAC, to combine STAC Licensed Products with STAC Programs licensed pursuant to the Program Patent License Agreement for the duration of said Program Patent License Agreement; and

2.1.4 to have made GRANTEE'S Licensed Products by another manufacturer for the use, lease, sale or other transfer by GRANTOR, only when all of the following conditions are met:

2.1.4.1 the designs, specifications and working drawings for the manufacture of said GRANTEE'S Licensed Products are furnished by, and originate with, GRANTEE (or with GRANTEE's contractor, whether or not said contractor is also said other manufacturer, provided that any patents and patent applications, based upon inventions made in the course of the contract, which cover any of GRANTEE's Licensed Product or any portion thereof which is the subject of the contract, are licensable by GRANTEE to GRANTOR hereunder). and

2.1.4.2 said designs, specifications and working drawings are in sufficient detail that no additional designing by the manufacturer is required other than adaptation to the production processes and standards normally used by the manufacturer which changes the characteristics of GRANTEE's Licensed Products only to a negligible extent.


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        GRANTEE shall be deemed to have authorized said other manufacturer to make GRANTEE's Licensed Products under the license granted to GRANTEE in this Section 2.1.4 when both the aforesaid conditions are fulfilled, in the absence of a written agreement to the contrary between GRANTEE and said other manufacturer. Upon written request, GRANTEE shall inform GRANTOR whether, and if so to what extent, any manufacturer identified by GRANTOR is operating under the licensed granted to GRANTEE in this
        Section 2.1.4.

In the event that neither GRANTOR nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent Claim of the scope set forth above in this Section 2, then the license granted herein under said Licensed Patent Claim shall be of the broadest scope which GRANTOR or any of its Subsidiaries has the right to grant within the scope set forth above.

2.2 Each party (as GRANTOR herein), on behalf of itself and its Subsidiaries, hereby grants to the users of the other's licensed products manufactured, leased, sold or otherwise transferred by the other party (as GRANTEE herein) or its sublicensed Subsidiaries, an immunity from suit under GRANTOR's Licensed Patent Claims for the formation and use of any combination of GRANTEE's Licensed Products with IHS Programs, whether or not the IHS Programs are furnished by GRANTEE; provided, however, that such immunity shall not be construed to cover any apparatus or any IHS Program per se.

2.3 Except as provided in Sections 2.2, no license or immunity is granted by either party hereto either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of items licensed hereunder with other items or for the use of such combination.


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2.4     Except as provided in Section 3, neither party shall have the right to grant sublicenses to others.

Section 3.     Extension of License to Subsidiaries

3.1 The licenses granted herein shall include the right of the parties hereto to sublicense their respective Subsidiaries and the right of such sublicensed Subsidiaries to sublicense other Subsidiaries. Each sublicensed Subsidiary shall be bound by the terms and conditions of this Agreement. If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such licenses will continue for the life of such patents. Any sublicense granted to a Subsidiary shall terminate on the date such Subsidiary ceases to be a Subsidiary.

3.2 In the event a sublicensed Subsidiary of one party hereto is an Operating Subsidiary (as hereinafter defined) at the time it ceases to be a Subsidiary, and, with the written approval of said one party, requests in writing, within one hundred and eighty (180) days after ceasing to be a Subsidiary, a license agreement with the other party hereto upon terms and conditions substantially identical with the terms and conditions of this Agreement, as granted to said one party, (except as hereinafter provided) the other party hereto agrees that it will enter into such license agreement forthwith. An Operating Subsidiary shall be any Subsidiary of one party hereto which at the time it ceases to be a Subsidiary has all of the following:

3.2.1   a line of marketable products;

3.2.2 patents or other intellectual property relating to the line of marketable products;

3.2.3 tangible assets at least equivalent in value to the lesser of twenty-five million U.S. dollars ($25,000,000) or twenty percent (20%) of the total tangible assets of the


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        party of which it was formerly a Subsidiary; and

3.2.4 at the time of entry into such license agreement, it is not a corporation, company or other entity:

3.2.4.1 more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are; or

3.2.4.2 which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is; owned or controlled, directly or indirectly, by a third party.

Any such agreement with an Operating Subsidiary shall differ from this Agreement in the following respects:

3.2.5   this Section 3.2 and Sections 4 and shall be omitted;

3.2.6 the name of the Operating Subsidiary shall be substituted for the name of the party hereto of which it was formerly a Subsidiary; and

3.2.7 in the event that such Operating Subsidiary is or becomes organized under the laws of a country different from that of the party hereto of which it was formerly a Subsidiary, such license agreement shall contain such additional terms and conditions (other than royalty provisions) as may exist in patent license agreements between the other party hereto and other entities organized under the laws of the same country.


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Section 4.     Release

4.1 Each party, on behalf of itself and its Subsidiaries which are Subsidiaries as of the date of this Agreement, hereby irrevocably releases the other party, its Subsidiaries which are Subsidiaries as of the date of this Agreement, and its and their respective customers, mediate and immediate, from any and all claims of infringement of any of its Licensed Patent Claims, which claims have been made or which might be made at any time, with respect to any item manufactured, used, leased, sold or otherwise transferred by the other party or its Subsidiaries before the effective date of this Agreement, and with respect to any method practiced in the manufacture or use of such item, to the extent that such item or method would have been licensed hereunder had it been manufactured, used, leased, sold or otherwise transferred or practiced by the other party after the date of this Agreement. The release contained herein shall not apply to any person other than those specified in this Section 4.1 and shall not apply to manufacture by any person other than a party to this Agreement or its Subsidiary.

Section 5.     Other License Rights

5.1 It is recognized that the parties hereto or their respective Subsidiaries may, as of the date set forth above, have the right to grant licenses under one or more patents of any country, including utility models and including design patents and registrations for type fonts (but not including any other design patents or registrations), issuing on patent applications entitled to an effective filing date prior to April 1, 1999, but that such grant or the exercise of rights thereunder will result in payment of royalties or other consideration by GRANTOR or its Subsidiaries to third parties. Each party (as GRANTOR herein) agrees that, upon written request, it will grant to the other


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party to the extent and subject to the terms and conditions under which it then has the right to do so, a license of the broadest scope which GRANTOR has the right to grant at any time but of no greater scope than the scope of the licenses granted herein with respect to any such patent. Such license shall be granted under a separate agreement, upon payment of the same royalty or other consideration as that which GRANTOR or any of its Subsidiaries is obligated to pay to a third party because of the grant of such license or the exercise of rights thereunder.

5.2 Upon written request by a party, the other party will inform the requesting party of those patents or patent applications coming within the scope of Section 5.1 promptly after receipt of such request.

Section 6.     Term of Agreement

6.1 The term of this Agreement shall be from the date hereof until the expiration of the last to expire of the Licensed Patent Claims.

6.2 In the event that more than fifty percent (50%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of one party hereto hereafter become owned or controlled, directly or indirectly, by a third party, said one party shall promptly give notice of such acquisition to the other party. If said one party does not have outstanding shares or securities, such acquisition shall be deemed to occur if more than fifty percent (50%) of its ownership interest representing the right to make decisions for said party is acquired by said third party. All rights granted hereunder to said one party together with any sublicenses theretofore granted by said one party shall terminate on a


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termination date one hundred and eighty (180) days after the date of such acquisition.

        In the event of such acquisition,

6.2.1 all licenses granted herein to said other party under any patents issuing on patent applications having an effective filing date subsequent to said termination date and under said patent applications shall terminate; and

6.2.2 said one party shall be entitled, upon request made within one hundred and eighty (180) days after the date of such acquisition to a nontransferable, nonexclusive, royalty free license under said other party's Licensed Patent Claims (including the right to sublicense its Subsidiaries) to make, use, lease and sell only products of the same type manufactured and marketed by said one party within the licenses granted in this Agreement prior to such acquisition, except that any such license agreement shall differ from this Agreement in the following respects:

6.2.2.1 the license grant to said one party in Section 2.1 shall be limited in amount to annual sales equal to the sales of licensed products (IBM Licensed Products if IBM is said party or STAC Licensed Products if STAC is said party) by said one party and its sublicensed Subsidiaries which are included in such acquisition in the consecutive twelve-month period that immediately precedes the date of such acquisition plus eight million dollars ($8,000,000.); provided, however, in the event that at the time of acquisition this Agreement and the Program Patent License Agreement are owned by said one party, the cumulative limitation on annual sales for both license agreements shall be sales in the consecutive twelve-month period that immediately



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        precedes the date of such acquisition plus forty-eight million dollars
        ($48,000,000.); and

6.2.2.2 the license grant to said one party in Section 2.1 shall include a grant of a royalty bearing license to said one party by said other party for all other sales of said one party's Licensed Products (as defined in this Agreement) under said party's Licensed Patent Claims (as defined in this Agreement) under said other party's then standard licensing practice and on such standard terms and conditions as said other party is offering comparable royalty bearing licenses at the time such a license agreement is requested.

Section 7.     Warranty

7.1 Each party represents and warrants that it has the full right and power to grant the licenses and release set forth in Sections 2 and 4 and that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of said Sections or with any other provision of this Agreement. Each party (as a GRANTOR) further represents and warrants that prior to the execution of this Agreement it has informed the other party of any patent originating from inventions made by employees of GRANTOR or its Subsidiaries, which patent is now owned by GRANTOR or its Subsidiaries and which patent, owing to prior arrangements with third parties, does not, or will not, qualify as its Licensed Patent Claim, under which licenses are granted of the full scope set forth in
Section 2. Neither party makes any other representations or warranties, express or implied, nor does either party assume any liability in respect of any infringement of patents or other rights of third parties owing to the other party's operation under the license herein granted.




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Section 8.     Communications

8.1 Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party, and shall be deemed to have been made or given on the date of mailing. The addresses are as follows:

8.1.1   For IBM,

        IBM Director of Licensing
        International Business Machines Corporation
        208 Harbor Drive
        Stamford, CT 06904

8.1.2   For STAC,

        John Witzel, Vice President
        STAC Electronics, Inc
        5993 Avenida Encinas
        Carlsbad, California 92008

        with copies to:

        Gary Clow, President
        STAC Electronics, Inc
        5993 Avenida Encinas
        Carlsbad, California 92008

        and

        Robert Steinberg, Esq.
        IRELL & MANELLA
        1800 Avenue of the Stars, Suite 900
        Los Angeles, CA 90067-4276

Section 9.     Assignments

9.1     Neither party shall assign, or grant any right in conflict


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with the rights granted under this Agreement under, any of its patents, or the applications therefor, which qualify as Licensed Patent Claims, or any of its patents or the applications therefor or rights which are subject to the other party's rights pursuant to Section 5, unless such assignment or grant is made subject to the terms and conditions of this Agreement. Subject to the provisions of Section 3, neither party shall assign under any circumstances any of its rights or privileges hereunder without the prior written consent of the other party. Any attempted assignment in derogation of the foregoing shall be void, ab initio.

The parties recognize that the terms of this Agreement reflect the unique patent licensing needs of the parties hereto, including, but not limited to, the scope of the license, the definition of the STAC Licensed Products and IDM Licensed Products and the projected needs under each other's patents. Therefore, the parties hereto acknowledge that this Agreement is personal to each of them and is not assumable or assignable by either party in bankruptcy without the consent of the other (Bankruptcy Code Section 365(c)(1)).

Section 10.    Know-How and Trade Secrets

10.1    No license or other right is granted herein to either party,


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directly or by implication, estoppel or otherwise, with respect to any trade secrets or know-how, and no such license or other right shall arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. Except as specifically provided herein, neither party is required hereunder to furnish or disclose to the other any technical or other information.

Section 11.    Payment

11.1 As additional consideration for the license, immunities, release and other rights granted to IBM herein, IBM shall pay to STAC the total sum of one million, two hundred thousand dollars ($1,200,000.00) by June 1, 1994.

Section 12.    Miscellaneous

12.1 Nothing contained in this Agreement shall be construed as a warranty or representation by either party as to the validity or scope of any of its Licensed Patent Claims and either party is free to contest in any proceeding said validity or scope.

12.2 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including any contraction,


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abbreviation or simulation of any of the foregoing); and each party hereto agrees not to use or refer to this Agreement or any provision thereof in any promotional activity associated with apparatus licensed hereunder, without the express written approval of the other party.

12.3 Nothing contained in this Agreement shall be construed as conferring on either party any license or other right to copy the exterior design of the products of the other party.

12.4 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, to or under copyrights or mask work or similar rights, or with respect to IHS Programs under any form of statutory protection now existing or hereafter enacted, in any country or countries, wherein the copying of an IHS Program is a requisite of infringement under such form of protection.

12.5 Nothing contained in this Agreement shall be construed as limiting the rights which the parties have outside the scope of the licenses granted hereunder, or restricting the right of either party or any of its Subsidiaries to make, have made, use, lease, sell or otherwise dispose of any particular product or products not herein licensed.


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12.6    Each party shall, upon request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent is subject to the licenses and rights granted hereunder. If such licenses or rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in that event a statement of the nature of such restriction will be provided.

12.7 Neither of the parties hereto, nor any of their respective Subsidiaries shall be required hereunder to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force, or to provide copies of patent applications to the other party or its Subsidiaries, or to disclose any inventions described or claimed in such patent applications.

12.8 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patent Claims or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patent Claims. In


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addition, neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patent Claims.

12.9 GRANTEE's Licensed Products leased, sold or otherwise transferred by a party or its sublicensed Subsidiary shall be considered to be licensed under any GRANTOR Licensed Patent Claim which at any time covers such GRANTEE Licensed Products, notwithstanding that the GRANTEE Licensed Product has been released, re-sold or re-transferred by any entity in the same or another country.

12.10 This Agreement will not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party, in which event it shall be effective as of the date first above written. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid. This Agreement and any other agreements specifically referred to herein embody the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.


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12.11   If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

12.12 Both parties to this Agreement recognize that, for the term of the licenses granted hereunder, there are continuing licensing obligations on the part of both parties. They therefore acknowledge that, upon the filing of a bankruptcy petition naming either party to this Agreement as the debtor, this Agreement is and shall remain an executory contract under Section 365 of the Bankruptcy Code.

12.13 The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.14 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed as of the date first above written.

                                         INTERNATIONAL BUSINESS
                                         MACHINES CORPORATION

Witness:                                 By: /s/ M.C. PHELPS, JR.
                                             --------------------------
/s/  FRANCIS W. CASEY                            M.C. Phelps, Jr.
-----------------------                          Vice President
     Francis W. Casey

                                         STAC ELECTRONICS, INC.

                                         By: /s/ ROBERT MONSOUR
Witness:                                     --------------------------
                                                 Robert Monsour
/s/  JOHN R. WITZEL                              Vice President,
-----------------------                          Business Development
     John R. Witzel



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